Filed pursuant to Rule 424(b)(3)
File No.	333-135518

Prospectus Supplement No. 12
(To Prospectus dated July 14, 2006)

VISTULA COMMUNICATIONS SERVICES, INC.
34,008,400 shares of common stock

This prospectus supplement supplements the Prospectus dated July 14, 2006 relating to the resale of 34,008,400 shares of our common stock. This prospectus supplement should be read in conjunction with the Prospectus.

Amendment to Supplemental Agreement with Scott Lee Goodwin

On April 2, 2007, Vistula Communications Services, Inc. (“Vistula”) and Scott Goodwin (“Goodwin”) agreed to an extension of the First Put Option (as defined below), such that the First Put Option will expire on April 27, 2007 instead of March 21, 2007.

Vistula entered into a share purchase agreement with Goodwin on October 12, 2006 (the “Purchase Agreement”), under which Goodwin could require Vistula to repurchase 2,500,000 shares of Vistula’s common stock (the “Consideration Shares”) for an aggregate purchase price of $2,500,000.

The Purchase Agreement was amended by a supplemental agreement between the parties on February 12, 2007 to provide that: (i) Goodwin shall have the option to require Vistula to purchase 1,400,000 of the Consideration Shares for a total aggregate cash consideration of $1,400,000 (the “First Put Option”); and (ii) Goodwin shall have the option to require Vistula to purchase 1,100,000 of the Consideration Shares for a total aggregate cash consideration of $1,100,000 (the “Second Put Option”). The First Put Option may only be exercised in the period commencing on February 1, 2007 and ending on March 21, 2007. The Second Put Option may only be exercised in the period commencing on August 1, 2007 and ending on August 31, 2007.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 6, 2007